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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of
1934.

                       Commission file number:  0-18947

                              BRIDAL EXPOS, INC.
                (Name of small business issuer in its charter)


510 Montauk Highway, West Islip, New York                                11795
(Address of principal executive offices)                             (Zip Code)

Issuer's telephone number: (516) 669-1200

Title of all classes of securities covered by this Form:
                         Common Stock, $.01 par value
                          Redeemable Class A Warrants

Title of all classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains: None


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]

Rule 12g-4(a)(1)(ii)  [ ]

Rule 12g-4(a)(2)(i)   [ ]

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Rule 12g-4(a)(2)(ii)  [ ]

Rule 12h-3(b)(1)(i)   [X]

Rule 12h-3(b)(1)(ii)  [ ]

Rule 12h-3(b)(2)(i)   [ ]

Rule 12h-3(b)(2)(i)   [ ]

Rule 12h-3(b)(2)(ii)  [ ]

Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 70

Pursuant to the requirements of the Securities Exchange Act of 1934 Bridal Expos, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       Bridal Expos, Inc.



Date: March 6, 1997                    By: /s/ William F. Heaton III
                                          -------------------------------
                                            William F. Heaton III
                                            President and Chief
                                            Executive Officer